                                                                      Exhibit 11

                  BELL ATLANTIC CORPORATION AND SUBSIDIARIES
                   Computation of Per Common Share Earnings
                (Dollars in Millions, Except Per Share Amounts)


                                                   Three months ended March 31,
                                                 -------------------------------
                                                      1997              1996
                                                 ------------       ------------

Income before cumulative effect of
 change in accounting principle ............     $      515.6       $      464.7
Cumulative effect of change in accounting
 principle .................................               --              142.1
                                                 ------------       ------------
Net income .................................     $      515.6       $      606.8
                                                 ============       ============

Earnings Per Common Share
Weighted average shares outstanding ........      437,766,916        437,697,319
Incremental shares from assumed exercise of
 stock options and payment of performance
 share awards ..............................        2,086,194          2,523,938
                                                 ------------       ------------
Total shares ...............................      439,853,110        440,221,257
                                                 ============       ============

Income before cumulative effect of
 change in accounting principle ............     $       1.17       $       1.06
Cumulative effect of change in accounting
 principle .................................               --                .32
                                                 ------------       ------------
Net income .................................     $       1.17       $       1.38
                                                 ============       ============

Fully Diluted Earnings Per Common Share*
Weighted average shares outstanding ........      437,766,916        437,697,319
Incremental shares from assumed exercise
 of stock options and payment of performance
 share awards ..............................        2,086,194          2,523,938
                                                 ------------       ------------
Total shares ...............................      439,853,110        440,221,257
                                                 ============       ============

Income before cumulative effect of
 change in accounting principle ............     $       1.17       $       1.06
Cumulative effect of change in accounting
 principle .................................               --                .32
                                                 ------------       ------------
Net income .................................     $       1.17       $       1.38
                                                 ============       ============

 * Fully diluted earnings per share calculation is presented in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15 because it results in dilution of less than 3%.